Exhibit 21.1

List of Subsidiaries* of Norwegian Cruise Line Holdings Ltd.

The following entities will be the subsidiaries of Norwegian Cruise Line Holdings Ltd. upon the consummation of the Corporate Reorganization, as described in the prospectus filed as part of this Registration Statement.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

NCL Corporation Ltd.	Bermuda
Arrasas Limited	Isle of Man
NCL International, Ltd.	Bermuda
NCL America Holdings, LLC	Delaware
Norwegian Dawn Limited	Isle of Man
Norwegian Star Limited	Isle of Man
Norwegian Jewel Limited	Isle of Man
Norwegian Sun Limited	Bermuda
Norwegian Spirit, Ltd.	Bermuda
Norwegian Pearl, Ltd.	Bermuda
Norwegian Gem, Ltd.	Bermuda
Norwegian Epic, Ltd.	Bermuda
Breakaway One, Ltd.	Bermuda
Breakaway Two, Ltd.	Bermuda
Breakaway Three, Ltd.	Bermuda
Breakaway Four, Ltd.	Bermuda
NCL (Bahamas) Ltd. d/b/a Norwegian Cruise Line	Bermuda
Norwegian Sky, Ltd.	Bermuda
NCL America LLC	Delaware
Pride of America Ship Holding, LLC	Delaware
Pride of Hawaii, LLC	Delaware

* Unless otherwise noted, each subsidiary listed under this heading will be, directly or indirectly, wholly-owned by Norwegian Cruise Line Holdings Ltd. upon consummation of the Corporate Reorganization.